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                                                                     EXHIBIT 4.3

                           TIME WARNER TELECOM INC.

                           2000 EMPLOYEE STOCK PLAN

                              SECTION 1:  PURPOSE

     The general purpose of the Time Warner Telecom Inc. 2000 Employee Stock Plan (the "Plan") is to further the growth and development of Time Warner Telecom Inc. (the "Company") by affording an opportunity for stock ownership through the grant of Options and Restricted Stock, shares of Common Stock and Stock Appreciation Rights to selected employees, directors and consultants of the Company and its subsidiaries who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success.

                            SECTION 2:  DEFINITIONS

     Unless otherwise indicated, the following words when used herein have the following meanings:

           a. "Affiliate" means, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

           b. "Approved Transaction" means any transaction in which the Board of Directors (or, if approval of the Board of Directors is not required as a matter of law, the stockholders of the Company) approves (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the equity holders of the Company immediately prior to the merger have the same proportionate ownership of the equity value of the surviving company immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

           c.  "Board of Directors" means the Board of Directors of the Company.

           d. "Board Change" means such time as the Designated Class B Stockholders as a group cease to have the ability to elect a majority of the Board of Directors (other than the chief executive officer of the Company and External Directors; provided that External Directors shall be included in
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calculating whether the foregoing majority requirement is satisfied if the
Directors nominated by the Designated Class B Stockholders do not constitute a majority of the committee that selects the Board's
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nominees for External Directors) and a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Designated Class B Stockholders) has become the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the voting interests of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the voting interests of the Company, on a fully diluted basis, than is held by the Designated Class B Stockholders as a group on such date.

           e. "Cause" means, in the absence of an employment agreement a termination on account of (a) insubordination, (b) dishonesty, (c) moral turpitude, (d) refusal to perform duties and responsibilities for any reason other than illness or incapacity, (e) repeated acts of substance abuse that are materially injurious to the Company, (f) material violation of a Company policy or (g) fraud, misappropriation, embezzlement, operation of a Company vehicle when intoxicated or other behavior that in the opinion of counsel to the Company (which opinion will be conclusive) constitutes a misdemeanor or felony under applicable law, regardless of whether actually prosecuted for or convicted of an offense; provided, however, that if such termination occurs within 12 months
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after an Approved Transaction or Board Change, termination for cause in the absence of an employment agreement means only a felony conviction.

           f. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           g. "Committee" means the Human Resources and Benefits Committee of the Board of Directors.

           h. "Common Stock" means the Company's Class A common stock (par value $.01 per share) and any share or shares of the Company's capital stock hereafter issued or issuable in substitution for such shares.

           i.  "Director" means a member of the Board of Directors.

           j. "Designated Class B Stockholders" means Time Warner Inc. and Advance/Newhouse Partnership and their respective Affiliates.

           k. "External Director" means a Director who is not an employee of the Company or an employee of a Designated Class B Stockholder.

           l.  "Freestanding SAR" means the type of SAR described in Section
13.3.

           m. "Grantee" means any employee or Director who is awarded shares of Common Stock pursuant to a Stock Award.

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           n.  "Holder" means any employee, Director or consultant who is granted an Option under the Plan. "Holder" also means the court-appointed legal representative of a Holder and any other person who acquires the right to exercise an Option by bequest or inheritance.

           o. "Incentive Stock Option" means any option granted to an eligible employee (including an employee who is also a Director) under the Plan, which the Company intends at the time the option is granted to be an Incentive Stock Option within the meaning of Section 422 of the Code.

           p.  "SAR" means a stock appreciation right subject to the terms of
Section 13.

           q. "Nonqualified Stock Option" means any option granted to an eligible employee, Director or consultant under the Plan which is not an Incentive Stock Option.

           r. "Option" means and refers collectively to Incentive Stock Options and Nonqualified Stock Options.

           s.  "Option Agreement" means the agreement specified in Section 7.2.

           t. "Parent" shall mean a parent corporation of the Company as defined in Section 424(e) of the Code.

           u. "Related Option" means an Option which has been granted in conjunction with a Tandem SAR.

           v. "Restricted Stock" means shares of Common Stock awarded to an eligible employee (including an employee who is also a Director) which are subject to the restrictions set forth in Section 10 of the Plan and the Restricted Stock Agreement. "Restricted Stock" shall also include any shares of the Company's capital stock issued as the result of a dividend on or split of Restricted Stock. Upon termination of the restrictions, such Common Stock or other capital stock shall no longer be Restricted Stock.

           w.  "Restricted Stock Agreement" means the agreement specified in
Section 11.2.

           x. "Restricted Stock Award" means the grant of shares of Restricted Stock under this Plan.

           y. "Stock Award" means the grant of shares of Common Stock or Restricted Stock under this Plan.

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           z.  "Restriction Period" is the period set forth in the Restricted
Stock Agreement beginning on the date of grant of the Restricted Stock Award and ending on the vesting of the Restricted Stock.

           aa. "Section 16 Individual" means a participant who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company.

           bb. "Subsidiary" means a subsidiary corporation of the Company as defined in Section 424(f) of the Code.

           cc.  "Tandem SAR" means the type of SAR described in Section 13.2

           dd. "Total Disability" means a permanent and total disability as defined in Section 22 (e) (3) of the Code.

                          SECTION 3:  EFFECTIVE DATE

     The effective date of the Plan is June 16, 2000; provided, however, that the adoption of the Plan by the Board of Directors is subject to approval and ratification by the stockholders of the Company within 12 months of the effective date and no Options may be exercised until such ratification has occurred. Options and Stock Awards granted under the Plan prior to approval of the Plan by the stockholders of the Company are subject to approval of the Plan by the stockholders of the Company.

                           SECTION 4:  ADMINISTRATION

     4.1  Administrative Committee.  The Plan shall be administered by the
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Committee. The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, will be filled by the Board of Directors.

     4.2  Committee Meetings and Actions.  The Committee will hold meetings at
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such times and places as it may determine. A majority of the members of the
Committee constitutes a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Options, SARs or Stock Awards which may be or have been granted pursuant to the Plan.

     4.3  Powers of Committee. The Committee has the full and exclusive right to
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grant and determine terms and conditions of all Options, SARs and Stock Awards granted under the Plan and the form of all Option Agreements and Restricted Stock Agreements and to prescribe, amend and rescind rules and regulations for administration of the Plan. In granting Options, SARs and Stock Awards, the Committee will take into

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consideration the contribution the Holder or Grantee has made or may make to the success of the Company or its Affiliates and such other factors as the Committee shall determine. The Committee may delegate all or any part of its authority under this Plan to the Chief Executive Officer of the Company for purposes of granting and administering awards granted to persons other than persons who are then subject to the reporting requirements of Section 16 Individuals. The Chief Executive Officer of the Company may, in turn, delegate such authority to such other officer of the Company as the Chief Executive Officer may determine. Notwithstanding the foregoing, all awards of Options, SARs and Stock Awards to
Section 16 Individuals must be approved in advance of the grant by the Compensation Committee of the Board of Directors and all awards of Options and Stock Awards to the External Directors must be approved by the Board of Directors.

     4.4  Plan Review. The Committee will conduct an annual review of the Plan
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and determine whether the Plan should be continued and the appropriate level of
Option grants, SARs and Stock Awards for the year, if any.

     4.5  Interpretation of Plan.  The determination of the Committee as to any
          ----------------------
disputed question arising under the Plan, including questions of construction and interpretation, is final, binding and conclusive upon all persons, including the Company, its Affiliates, its stockholders, and all persons having any interest in Options or SARs or Stock Awards granted pursuant to the Plan.

     4.6  Indemnification.  The Company will indemnify and hold harmless each
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person who is or has been a member of the Committee or of the Board of Directors against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf. The foregoing right of indemnification is not exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                     SECTION 5:  STOCK SUBJECT TO THE PLAN

     5.1  Number.  The aggregate number of shares of Common Stock which may be
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issued under Options and Stock Awards granted pursuant to the Plan may not exceed 12,000,000 shares, subject to adjustment in accordance with Section 5.3. Shares which may be issued under Options and Stock Awards may consist, in whole or in part, of

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authorized but unissued stock or treasury stock of the Company not reserved for any other purpose.

     5.2  Unused Stock.  If any outstanding Option under the Plan expires or for
          ------------
any other reason ceases to be exercisable, in whole or in part, other than upon exercise of the Option or a SAR, the shares which were subject to such Option and as to which the Option had not been exercised shall continue to be available under the Plan. Any Restricted Stock that is forfeited to the Company pursuant to restrictions contained in this Plan or the Restricted Stock Agreement will also be counted in determining the number of shares of Common Stock available to be awarded under the Plan.

     5.3  Adjustment for Change in Outstanding Shares.  In the event that the
          -------------------------------------------
Board determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, securities or other property), recapitalization, reorganization, merger, consolidation, issuance or exchange of shares of Common Stock, other ownership interests or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other similar corporate transaction or event affects the shares of Common Stock, then the Board will, in such manner as it may deem equitable to prevent dilution or enlargement of any Holder's or Grantee's rights, adjust any or all of (a) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) with respect to which Options, SARs or Stock Awards may be granted, (b) the number of shares of Common Stock, other ownership interests or other securities of the Company (or number and kind of other securities or property) subject to outstanding Options, SARs or Stock Awards or the percentage of interests, other ownership interests or other securities of the Company subject to shares of Common Stock, and (c) the exercise price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the Holder of an outstanding Option or SAR in consideration for the cancellation of such Option. No adjustment will be made on account of the issuance of shares of Common Stock with respect to Options.

     5.4  Reorganization or Sale of Assets.  If the Company is merged or
          --------------------------------
consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized (each of such events being referred to hereinafter as a "Reorganization Event"), the Committee must, unless the transaction also constitutes a Board Change or an Approved Transaction, either (1) make appropriate provision for the protection of any such outstanding Options by the substitution on an equitable basis of appropriate stock of the Company, or of the merged, consolidated or otherwise reorganized corporation, which will be issuable in respect of the Common Stock, provided that no additional benefits shall be conferred upon Holders as a result of such substitution, and provided further that the excess of the aggregate fair market value of the shares subject to the Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate

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fair market value of the shares subject to such Options immediately before such substitution over the purchase price thereof, or (2) upon written notice to all Holders, which notice must be given not less than 20 days prior to the effective date of the Reorganization Event, provide that all unexercised Options and SARs must be exercised within a specified number of days (not less than ten) of the date of such notice or such Options and SARs will terminate. In response to a notice provided pursuant to clause (2) of the preceding sentence, a Holder may make an irrevocable election to exercise the Holder's Option contingent upon and effective as of the effective date of the Reorganization Event. The Committee may, in its sole discretion, accelerate the exercise dates of outstanding Options in connection with any Reorganization Event which does not also result in a Board Change.

                            SECTION 6:  ELIGIBILITY

     All full- or part-time employees of the Company and its Subsidiaries are eligible to receive Incentive Stock Options, Nonqualified Stock Options and Stock Awards under the Plan. External Directors are eligible to receive Nonqualified Stock Options or Stock Awards as the Board of Directors may approve, but not Incentive Stock Options, under the Plan. Consultants are eligible to receive Nonqualified Stock Options, but not Incentive Stock Options or Stock Awards, under the Plan. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, is not eligible to receive any such grants during the period set forth in such election.

                          SECTION 7:  GRANT OF OPTIONS

     7.1  Grant of Options.  The Committee may from time to time in its
          ----------------
discretion determine which of the eligible employees, Directors and consultants of the Company or its Subsidiaries should receive Options, the type of Options to be granted (whether Incentive Stock Options or Nonqualified Stock Options), the number of shares subject to such Options, whether the Holder will also receive Tandem SARs, and the dates on which such Options are to be granted.

     7.2  Option Agreement.  Each Option granted under the Plan must be
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evidenced by a written Option Agreement setting forth the terms upon which the
Option is granted. Each Option Agreement must designate the type of Options being granted (whether Incentive Stock Options or Nonqualified Stock Options), whether the Holder also receives SARs, and must state the number of shares of Common Stock, as designated by the Committee, to which that Option pertains. More than one Option, and both Options and Stock Awards, may be granted to an eligible person.

     7.3  Option Price. The Committee will determine the option price per share
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of Common Stock under each Option to be stated in the Option Agreement. The option price for Incentive Stock Options granted under the Plan may not be less than 100% of the fair market value (determined as of the day the Option is granted) of the shares

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subject to the Option. The option price for Nonqualified Stock Options granted under the Plan may not be less than 25% of the fair market value (determined as of the day the Option is granted) of the shares subject to the Option.

     7.4  Determination of Fair Market Value. For purposes of this Plan, the
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"fair market value" of a share at a specified date means, unless otherwise expressly provided in this Plan, the closing sale price of a share on that date or, if no sale of shares occurred on that date, on the next preceding day on which a sale of shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if shares are not included in the Nasdaq National Market or any similar system then in use, the mean between the closing "bid" and the closing "asked" quotation of a share on the date immediately preceding the date as of which such fair market value is being determined, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the Nasdaq SmallCap Market or any similar system then in use, provided that if the shares in question are not quoted on any such system, fair market value will be what the Committee determines in good faith to be 100% of the fair market value of a share as of the date in question.

     7.5  Duration of Options.  Each Option will be of a duration as specified
          -------------------
in the Option Agreement; provided, however, that the term of each Option may not be more than ten years from the date on which the Option is granted and will be subject to early termination as provided in this Plan.

     7.6  Additional Limitations on Grant.  No employee may be granted Incentive
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Stock Options to the extent that the aggregate fair market value (determined as of the time each Option is granted) of the Common Stock with respect to which any such Options are exercisable for the first time during a calendar year (under all incentive stock option plans of the Company and its Parent and Subsidiaries) would exceed $100,000. No Incentive Stock Option may be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock (as determined in accordance with Section 424(d) of the Code) representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, unless the option price of such Incentive Stock Option is at least 110% of the fair market value (determined as of the day the Incentive Stock Option is granted) of the stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable more than five years from the date it is granted.

     7.7  Other Terms and Conditions.  The Option Agreement may contain such
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other provisions, not inconsistent with the Plan, as the Committee deems appropriate, including, without limitation, provisions that relate the Holder's ability to exercise an Option conditioned upon the passage of time or the achievement of specific goals

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established by the Committee or the occurrence of certain events specified by the Committee.

     7.8  Holder's Rights as Stockholders.  A Holder has no rights as a
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stockholder of the Company with respect to any shares of Common Stock covered by an Option until the date full payment has been made and the shares have been issued.

                        SECTION 8:  EXERCISE OF OPTIONS

     8.1  Manner of Exercise.  Subject to the limitations and conditions of the
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Plan or the Option Agreement, an Option will be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Secretary of the Company or a brokerage firm selected by the Company to execute Option exercises specifying the number of shares of Common Stock to be purchased and will be accompanied by (1) payment in full to the Company of the purchase price of the shares to be purchased, (2) payment in full of such amount as the Company determines to be sufficient to satisfy any liability it may have for any withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, and (3) an investment representation satisfactory to the Company if requested by the Company. Subsequent to the grant of an Option, the Board, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part (without reducing the term of such Option).

     8.2  Payment of Purchase Price.  Payment for shares and withholding taxes
          -------------------------
must be in the form of either (1) cash, (2) a check to the order of the Company, or (3) shares of the Common Stock, properly endorsed to the Company, in an amount the fair market value of which on the date of receipt by the Company (as determined in accordance with Section 7.4) equals or exceeds the aggregate option price of the shares with respect to which the Option is being exercised, or (4) in any combination thereof; provided, however, that no payment may be made in shares of Common Stock unless payment in such form and upon such exercise has been approved in advance by the Committee. Upon the exercise of any Option, the Company, in its sole discretion, may make financing available to the Holder for the payment of the purchase price on such terms and conditions as the Committee shall specify. The Company will effect the transfer of the shares purchased under the Option as soon as practicable.

                SECTION 9:  RESTRICTIONS ON TRANSFER OF OPTIONS

     Options and SARs granted pursuant to the Plan are not transferable by the Holder other than by will or the laws of descent and distribution and are exercisable during the Holder's lifetime only by the Holder (or his or her court appointed legal representative). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or SAR contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option or SAR, the Option and SAR will immediately become null and void. With the approval of the Committee, the Option Agreements governing

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particular Option grants may provide that Options are transferable without payment of consideration to family members or trusts, partnerships or similar entities for family members of the Holders upon such terms and conditions specified in the Option Agreement.

                  SECTION 10: ACCELERATION OF OPTION VESTING

     Unless the applicable Option Agreement provides otherwise, notwithstanding any contrary waiting period or installment period in any Option Agreement or in the Plan, in the event of any Approved Transaction or Board Change each outstanding Option granted under the Plan will immediately become exercisable in full in respect of the aggregate number of shares of Common Stock subject to such Options.

                      SECTION 11: GRANT OF STOCK AWARDS

     11.1  Grant of Stock Awards.  The Committee may from time to time in its
           ---------------------
discretion determine whether to grant Stock Awards and which of the eligible employees of the Company or its Subsidiaries (including employees who are also Directors) should receive Stock Awards, the number of shares subject to such Stock Awards, whether the Stock Awards should be restricted or unrestricted and the dates on which such Stock Awards are to be granted. The Board of Directors may determine to grant Stock Awards to the External Directors. Restricted Stock Awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, without limitation, restrictions on transferability and continued employment of the Grantee and will vest upon satisfaction of the conditions or restrictions as provided in the Restricted Stock Agreement. The Committee will also determine the performance conditions or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

     11.2  Restricted Stock Agreement.  Each Restricted Stock Award will be
           --------------------------
evidenced by a written Restricted Stock Agreement setting forth the terms upon which the Restricted Stock Award is granted, the number of shares of Common Stock to which that Restricted Stock Award pertains and the price, if any, to be paid by the Grantee for the Restricted Stock. More than one Restricted Stock Award, and both Options and Restricted Stock Awards, may be granted to an eligible person.

     11.3  Issuance of Restricted Stock.  The right to receive Restricted Stock
           ----------------------------
is conditioned upon the Grantee's delivery of (1) payment in full to the Company of the purchase price, if any, of the Restricted Stock, (2) an investment representation satisfactory to the Company if requested by the Company, and (3) a Stock Restriction Agreement meeting the requirements of Section 11.2 if requested by the Company. A Restricted Stock Award may be evidenced by the issuance of a stock certificate or certificates representing the Restricted Stock or by book entry registration. If certificates are issued, such certificates will remain in the custody of the Company

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during the Restriction Period and the Grantee must deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Restricted Stock that is forfeited or otherwise not become vested in accordance with the Plan and the applicable Restricted Stock Agreement.

     11.4  Forfeiture of Restricted Stock. If the Grantee fails to satisfy any
           ------------------------------
applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement for any reason other than the death or Total Disability of the Grantee, any Restricted Stock held by such Grantee and affected by such conditions will be forfeited to the Company in return for the consideration specified in the Restricted Stock Agreement. The Company and its officers are authorized to reflect such forfeiture of Restricted Stock on the Company's stock ledger.

           SECTION 12: RESTRICTIONS ON TRANSFER OF RESTRICTED STOCK

     12.1  Restrictions.  Restricted Stock constitutes issued and outstanding
           ------------
shares of Common Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and such other distributions, as the Board of Directors may, in its discretion, designate, pay or distribute on such Restricted Stock, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, except as set forth in this Section 12. The Grantee is not entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period has expired and all other vesting requirements with respect thereto have been fulfilled or waived.

     12.2  Prohibition on Transfer.  Restricted Stock granted pursuant to the
           -----------------------
Plan is not transferrable by the Grantee until all restrictions on such Restricted Stock have lapsed, except by will or the laws of descent in the event of the Grantee's death. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock, contrary to the provisions hereof, and levy of any attachment or similar process upon the Restricted Stock, will be null and void. The Company will not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial owner of the Restricted Stock.

     12.3  Legend.  Certificates representing shares of Restricted Stock will
           ------
bear the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

           NOTICE OF RESTRICTIONS ON TRANSFER

           THIS CERTIFICATE AND THE SHARES OF STOCK
           REPRESENTED HEREBY ARE SUBJECT TO THE

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           PROVISIONS OF THE COMPANY'S 2000 EMPLOYEE STOCK
           PLAN AND A RESTRICTED STOCK AGREEMENT, WHEREBY
           THE TRANSFER IN ANY MANNER OF SUCH SHARES OF
           STOCK OR ANY INTEREST THEREIN IS RESTRICTED AND
           THE SHARES OF STOCK ARE SUBJECT TO FORFEITURE. A
           COPY OF SAID PLAN AND SAID AGREEMENT IS ON FILE
           AT THE REGISTERED OFFICE OF THE COMPANY WHERE
           THEY MAY BE INSPECTED.

To the extent that restrictions on the Restricted Stock have lapsed, certificates bearing the legend provided for herein may be submitted to the Company, and the Company will reissue such certificates free of such legend.

                     SECTION 13: STOCK APPRECIATION RIGHTS

     13.1  Stock Appreciation Rights in General.  The Committee may, but is not
           ------------------------------------
obligated to, grant SARs in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or separately ("Freestanding SARs"). Except as set forth in Section 5.4, the effective date of exercise of a SAR is the date on which the Company receives notice from the Holder of the exercise thereof. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR. Except as provided in Sections 13.2 and 13.3, upon the exercise of SARs, the Holder will receive in cash an amount equal to the fair market value (as determined in accordance with Section 7.4) on the date of exercise of such SAR of the shares of Common Stock with respect to which such SAR has been exercised less the aggregate exercise price of the related Option (or the exercise price established by the Committee in the case of Freestanding SARs). The Committee may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any SAR Award, provided they are not inconsistent with the Plan.

     13.2  Tandem Stock Appreciation Rights.  A Tandem SAR may be granted either
           --------------------------------
at the time of the grant of the related Option or at any time thereafter during the term of the Option. In the case of SARs granted in tandem with Options granted prior to the grant of such SARs, the appreciation in value is the difference between the Option price of such related Option and the Fair Market Value of the Common Stock on the date of exercise. A Tandem SAR is exercisable to the extent, and only to the extent, that the related Option is exercisable. No Tandem SAR is exercisable after expiration, termination or exercise of the related Option. If a related Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the

Award, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. SARs are exercised in the same manner as set forth in Section 8.1; provided, however, that no payment shall be made with respect to the purchase price of the shares to be purchased.

     13.3  Freestanding Stock Appreciate Rights.  Freestanding SARs are
           ------------------------------------
exercisable in whole or in such installments and at such times as may be determined by the Committee. Freestanding SARs shall have a term specified by the Committee, in no event to exceed ten years. The exercise price of a Freestanding SAR will also be determined by the Committee and may be less than the Fair Market Value of the Common Stock, as determined by the Committee, on the date of the Freestanding SAR grant. The Committee also may determine the performance or other conditions, if any, that must be satisfied before all or part of a Freestanding SAR may be exercised.

               SECTION 14:  EFFECT OF TERMINATION OF EMPLOYMENT

     14.1  Death or Total Disability.  Notwithstanding any contrary waiting
           -------------------------
period or installment period in any Option Agreement or in the Plan, and unless the applicable Option Agreement provides otherwise, if a Holder's employment terminates by reason of death or Total Disability, each outstanding Option granted under the Plan will immediately become vested and exercisable in full. The Options may be exercised at any time during a period of one year following such termination by the Holder's personal representative or the persons who have acquired such options by bequest or inheritance (but not later than the scheduled expiration of such Option).

     14.2  Other Terminations.  If a Holder's employment terminates prior to the
           ------------------
complete exercise of an Option, then such Option will thereafter be exercisable in accordance with the provisions of the applicable Option Agreement (including the provisions of any other agreement referred to in the Option Agreement); provided, however, that (a) no Option may be exercised after the scheduled
--------  -------
expiration date of such Option; (b) if the Holder's employment terminates for reasons other than for Cause, death or Total Disability, Incentive Stock Options may be exercised for a period of no more than three months after the date of such termination; and (c) if a Holder's employment with the Company or any of its Subsidiaries is terminated for Cause by the Company or such Subsidiary prior to the exercise of any Option, then all Options held by such Holder and any permitted transferee will immediately terminate.

     14.3  Leaves.  The Committee may determine whether any given leave of
           ------
absence or change of employment constitutes a termination of employment.

     14.4  Extension of Option Termination Date.  The Committee, in its sole
           ------------------------------------
discretion, may extend the termination date of an Option granted under the Plan without regard to the preceding provisions of this Section 14. In such event, the termination date shall be a date selected by the Committee in its sole discretion, but not later than the latest expiration date of the Option permitted pursuant to
Section 7.5. Such extension may be made in the Option Agreement as originally executed or by amendment to the Option Agreement, either prior to or following termination of a Holder's employment. The Committee shall have no power to extend the termination date of an Incentive Stock Option beyond the periods provided in Section 14.2 prior to the termination of the Holder's employment or without the approval of the Holder, which may be granted or withheld in the Holder's sole discretion.

     14.5  Effect upon Restricted Stock.  In the event that a Grantee terminates
           ----------------------------
employment with the Company for any reason other than the death or Total Disability of the Grantee, any Restricted Stock held by such Grantee as of the date of such termination of employment will be forfeited to the Company as set forth in Section 11.4. If the Grantee's employment terminates by reason of death or Total Disability, the Restriction Period with respect to Restricted Stock will be deemed to have lapsed as of the termination date and the Grantee or the Grantee's heirs will be entitled to obtain share certificates free of the restrictive legend as provided in Section 12.3.

     14.6  Termination of Directors and Consultants.  For purposes of this
           ----------------------------------------
Section 14, a termination of employment shall be deemed to include the termination of a Director's service as a member of the Board of Directors (unless the Director is also an employee) and the termination of a consulting arrangement in the case of consultants.

                        SECTION 15: ISSUANCE OF SHARES

     As soon as practicable after (i) an Holder has given the Company written notice of exercise of an Option and has otherwise met the requirements of
Section 8, or (ii) a Grantee has satisfied any applicable restrictions, terms and conditions set forth in this Plan or in the Restricted Stock Agreement with respect to a Restricted Stock Award as set forth in Section 10.4, the Company will establish an account with a brokerage firm reflecting the number of shares of Common Stock as to which the Option has been exercised or the Restricted Stock Award has been satisfied. With the Holder or Grantee's written election, the Company will cause a certificate or certificates registered in the Holder's or Grantee's name to be delivered to the Grantee or Holder for a reasonable fee as determined under the terms of the Company's administrative contract with the brokerage firm. The Company is not required to issue fractional shares, and in lieu thereof, the Company may pay an amount in cash equal to the fair market value (as determined in accordance with Section 7.4) of such fractional shares on the date of exercise. If the issuance or transfer of shares by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such shares until compliance with such laws can reasonably be obtained. The Company is not obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such shares.

                       SECTION 16:  TERM AND AMENDMENTS

     16.1  Term.  Unless the Plan has previously been terminated as hereinafter
           ----
provided, no awards of Options or SARs and no Stock Awards may be made under the Plan on or after the fifth anniversary of the Effective Date. The Board may at any time prior to the fifth anniversary of the Effective Date terminate the Plan, and the Board may at any time modify or amend the Plan in such respects as it shall deem advisable. The Company will at all times maintain a current copy of the Plan on its intranet site, which will be updated to include amendments and will upon request of a Holder provide a hard copy of the most current version. No further notice of Plan modifications is required.

     16.2  Modification.  Unless the shareholders of the Company have given
           ------------
their approval, the total number of shares which may be issued under the Plan may not be increased, except as provided in Section 5.3, and no amendment may be made which reduces the price at which the Common Stock may be offered upon the exercise of Options under the Plan below the minimum required by Section 7.3, except as provided in Section 5.3, or which materially modifies the requirements as to eligibility for participation in the Plan. No termination, modification or amendment of the Plan may, without the consent of the person to whom any award has been granted (or a permitted transferee of such person if the award, or any part thereof, has been transferred as permitted by the Plan), adversely affect the rights of such person with respect to such award. No modification, extension, renewal or other change in any award granted under the Plan may be made after the grant of such award, unless the same is consistent with the provisions of the Plan. With the consent of the Holder or the Grantee (or a permitted transferee of such Holder or Grantee if the award, or any part thereof, has been transferred as permitted by the Plan) and subject to the terms and conditions of the Plan, the Board may amend outstanding agreements with any Holder or Grantee (or any such transferee), including, without limitation, any amendment which would (a) accelerate the time or times at which the award may be exercised and/or (b) extend the scheduled expiration date of the award. Without limiting the generality of the foregoing, the Board may, but solely with the Holder's consent, agree to cancel any Option or SAR under the Plan held by such Holder and issue a new award in substitution therefor; provided that the award
                                                       -------- ----
so substituted must satisfy all of the requirements of the Plan as of the date such new award is made.

                   SECTION 17:  NO SPECIAL EMPLOYMENT RIGHTS

     Nothing contained in this Plan or in any Option or Stock Award granted under the Plan confers upon any Holder or Grantee any right with respect to the continuation of such person's employment by the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of such person from the rate in existence at the time of the grant of the Option or Stock Award.

                          SECTION 18:  GOVERNING LAW

     This Plan, and all Options and Stock Awards granted under this Plan, will be construed and will take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

                          SECTION 19:  MISCELLANEOUS

     19.1  Government and Other Regulations.  The obligation of the Company with
           --------------------------------
respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any applicable securities exchange.

     19.2  Withholding.  The Company's obligation to deliver shares of Class A
           -----------
Common Stock in respect of any Award under the Plan shall be subject to applicable Federal, state and local tax withholding requirements. Federal, state and local withholding taxes paid upon the exercise of any Option may be paid in shares of Class A Common Stock upon such terms and conditions as the Board shall determine; provided, however, that the Board in its sole discretion
                       --------  -------
may disapprove such payment and require that such taxes be paid in cash.

     19.3  Separability.  If any of the terms or provisions of this Plan
           ------------
conflict with the requirements of applicable law or applicable rules and regulations thereunder, including the applicable requirements, if any, of
Section 162(m) of the Code or Rule 16b-3 under the Exchange Act, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with applicable law, or applicable rules and regulations, without invalidating the remaining provisions hereof.

     19.4  Non-Exclusivity of the Plan.  Neither the adoption of the Plan by the
           ---------------------------
Board nor the submission of the Plan to the Board of Directors of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     19.5  Exclusion from Pension and Profit-Sharing Computation.  By acceptance
           -----------------------------------------------------
of an Award, each Holder shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its Subsidiaries, except as may be required under the terms of such plan. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its Subsidiaries on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

     19.6  Beneficiaries.  Each Holder or grantee may designate any person(s) or
           -------------
legal entity(ies), including his or her estate, as his or her beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder or grantee at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee. If no person is designated by a Holder or grantee as his or her beneficiary or if no person designated as a beneficiary survives such Company, the Holder's beneficiary will be his or her estate.

     IN WITNESS WHEREOF, the duly authorized representative of the Company has executed this Plan.



                                             TIME WARNER TELECOM INC.
                                             Plan Sponsor


                                             By:______________________________

                                             Title:___________________________

                                             Date:____________________________